UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2023

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	NAVB	NYSE American
Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2023, Joseph W. Meyer, Director, Finance and Accounting, Principal Financial Officer and Principal Accounting Officer of Navidea Biopharmaceuticals, Inc. (the “Company”), informed the Company of his resignation. Mr. Meyer’s last day of employment with the Company will be August 11, 2023.

On July 26, 2023 the Board of Directors (the “Board”) of the Company appointed Craig Dais, age 57, as the Company’s Chief Financial Officer, effective upon his start date of July 28, 2023. Mr. Dais will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer, effective August 12, 2023 or if earlier upon Mr. Meyer’s departure from the Company.

Mr. Dais joins the Company from Colorado Pain Care, LLC, where he served as Chief Financial Officer from 2020 to 2023, and from Ascent CFO Solutions, where he served as a fractional Chief Financial Officer from 2018 to 2020. From 2012 to 2018, Mr. Dais served as Chief Financial Officer at Duffy Crane & Hauling. Mr. Dais began his career in public accounting with KPMG Peat Marwick and earned a B.S. in Accounting (Minor in Business) from the Metropolitan State University of Denver.

There are no arrangements or understandings between Mr. Dais and any other persons pursuant to which Mr. Dais was appointed as the Company’s Chief Financial Officer. Mr. Dais has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Dais’ appointment as Chief Financial Officer, the Board approved the terms of an offer letter, which the Company entered into with Mr. Dais on July 26, 2023, setting forth the terms of his employment and compensation. Pursuant to the offer letter, Mr. Dais will receive a base salary of $200,000 per year. His annual cash bonus target will be 20% of his annual base salary and his annual stock option target will be 150,000 stock options, in each case based on achieving certain Company objectives. Mr. Dais’ employment with the Company will be on an at-will basis.

The foregoing summary of the offer letter is subject to, and qualified in its entirety by, the full text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held a Special Meeting of Stockholders on July 27, 2023. As of the close of business on July 3, 2023, the record date for the Special Meeting, there were 96,399,385 shares of Common Stock and 84,199 shares of Series K Preferred Stock outstanding and entitled to vote. Each proposal submitted to a vote, the voting power of the shares, the required voted for each proposal, and the quorum requirement are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 3, 2023.

The proposals submitted to a vote of stockholders at the Special Meeting and the final voting results are as follows:

1.         To approve, for the primary purpose of maintaining the Company’s listing on NYSE American, an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect, on or prior to the one-year anniversary of the date of the Special Meeting, a reverse split of the our common stock at a ratio between 1-for-20 and 1-for-50, with such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors (the “Reverse Stock Split Proposal”). The Reverse Stock Split Proposal was approved by votes as follows:

For	Against	Abstain
47,907,056,197	16,512,206,711	349,038,690

There were no broker non-votes on the Reverse Stock Split Proposal.

2.         To approve, for purposes of facilitating the raising of equity to fund the Company’s working capital needs, maintaining the Company’s listing on NYSE American, and complying with Section 713(a) and Section 713(b) of the NYSE American Company Guide, the issuance of more than 19.99% of our outstanding shares of common stock to our Vice Chairman, John K. Scott, Jr. upon conversion of our Series J convertible preferred stock, which issuance will also result in a “change of control” of our company under the NYSE American listing rules (the “Preferred Stock Conversion and Change of Control Proposal”). The Preferred Stock Conversion and Change of Control Proposal was approved by votes as follows:

For	Against	Abstain
39,987,334	15,937,845	337,284

There were 8,441,135 broker non-votes on the Preferred Stock Conversion and Change of Control Proposal.

The results reported above are final voting results. No other matters were considered or voted upon at the Special Meeting.

Item 8.01	Other Events

On July 27, 2023, the Company issued a press release announcing the appointment of Mr. Dais as Chief Financial Officer. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1	Offer Letter between Navidea Biopharmaceuticals, Inc. and Craig Dais dated July 26, 2023
99.1	Press Release dated July 27, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: July 28, 2023	By:	/s/ Joseph W. Meyer
Joseph W. Meyer Director, Finance and Accounting (Principal Financial Officer)

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